Exhibit 10.7
Final
ORION180 INSURANCE GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Non-employee members of the board of directors (the “Board”) of Orion180 Insurance Group, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and shall be subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below). This Policy shall become effective after the effectiveness of the Company’s initial public offering (the “IPO”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion and if such IPO does not occur on or prior to December 31, 2026, this Policy shall be void ab initio. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its Non-Employee Directors.
1.    Cash Compensation.
(a)    Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $100,000 for service on the Board.
(b)    Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:
(i)    Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.
(ii)    Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.
(iii)    Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service.
(c)    Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the

Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position(s), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter, with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable position(s) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2026 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.
(a)    Annual Awards. Except as otherwise determined by the Board, each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Pricing Date and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, an award of restricted stock units with respect to the Company’s Class A common stock that has an aggregate fair value on the date of such Annual Meeting of $100,000 (as determined in accordance with FASB Accounting Codification Topic 718 and with the number of shares of common stock underlying such award subject to adjustment as provided in the Equity Plan). The awards described in this Section 2(b) shall be referred to as the “Annual Awards.”
(b)    Vesting of Awards Granted to Non-Employee Directors. Each Annual Award shall vest and become exercisable on the earlier of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date. No portion of an Annual Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter. All of a Non-Employee Director’s Annual Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
3.    Attendance. Notwithstanding anything to the contrary herein, in the event a Non-Employee Director does not attend at least 60% of the meetings of the Board or the applicable committee during any period beginning on the date of an Annual Meeting and ending on the day immediately preceding the subsequent Annual Meeting, the annual retainers payable to such Non-Employee Director pursuant to Sections 1 and 2 of this Policy for such period will instead be prorated based on the percentage of meetings attended, with any reduction to be implemented as follows: first, as a reduction in the amount of any unpaid annual cash retainer (as determined as of the date such 60% threshold is no longer reasonably expected to be met) and second, as the forfeiture of the proportionate share of the Annual Award for such period. For purposes of the foregoing, “attendance” shall mean participation in the applicable meeting in the primary medium designated for such meeting (i.e., in person for meetings intended to be attended in person), subject to the reasonable discretion of Ken Gregg (or, if Ken Gregg is no longer the Chairman of the Board, the majority of the other Non-Employee Directors).
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